This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.


   LMM, LLC


   By:___/s/ Nicholas C. Milano___________________________
         Nicholas C. Milano, Chief Compliance Officer



   Legg Mason Opportunity Trust,
     a portfolio of Legg Mason Investment Trust, Inc.


   By:___/s/ Gregory Merz__________________________________
         Gregory Merz, Vice President